EXHIBIT 10.1

MODIFICATION TO LOAN AND STOCK PLEDGE AGREEMENT

This modification to Loan and Stock Pledge Agreement (this “Modification”) is made as of January 16, 2009, by and between SILVERTON BANK, N.A. (“Lender”), and SUN AMERICAN BANCORP, a Delaware corporation (“Borrower”).

RECITALS

WHEREAS, Lender and Borrower entered into a loan transaction on January 16, 2008 for the maximum principal amount of Eight Million and 00/100 Dollars ($8,000,000.00) (the “Loan”), and as part of the Loan, entered into that certain Loan and Stock Pledge Agreement dated as of January 16, 2008 (the “Loan Agreement”); and

WHEREAS, Borrower has requested a modification of the terms of the Loan and Lender has agreed to same pursuant to the provisions of that certain Modification Promissory Note dated as of even date herewith in the principal amount of Seven Million Five Hundred Twenty Eight Thousand Eight Hundred Seventy and 98/100 Dollars ($7,528,870.98) (the “Modification Note”), the terms contained herein this Modification, and all other documents related thereto (collectively, the “”Loan Documents”); and

WHEREAS, as a result of the agreed upon modification of the Loan, Lender and Borrower wish to modify the Loan Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained here, the sum of Ten and No/100 Dollars ($10.00) and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, Lender and Borrower hereby covenant and agree as follows:

W I T N E S S E T H:

1.

The above recitals shall be incorporated into, and made a part of, this Modification;

2.

Any and all references to the Note shall include the Modification Note:

3.

Section 3 and 4, Affirmative and Negative Covenants, respectively, of the Loan Agreement are hereby replaced with the following:

3.

Affirmative Covenants. The Borrower agrees that so long as the Note is outstanding or this Agreement is in effect:

(a)

The Borrower shall provide on a monthly basis, as soon as practicable, and in any event within twenty-one (21) days after the end of each month of Borrower’s fiscal year, (a) an internally generated financial statement of Borrower (consisting of profit and loss statement, balance sheet, cash flow statement, past due report and report on changes in stockholder’s equity), both consolidated with subsidiaries and on a parent-only basis, certified to the Lender by an authorized financial officer of the Borrower acceptable to the Lender, (b) a Covenant Compliance Certificate and (c) on a quarterly basis, as soon as practicable, and in any event within forty-five (45) days after the end of each quarter of Borrower’s fiscal year, a copy of the quarterly call report and any other quarterly regulatory reports and filings as required by any Governmental Authority having supervisory authority over the Borrower or any Depository Institution Subsidiary for each Depository Institution Subsidiary for the most recent calendar quarter. “Covenant Compliance Certificate” shall mean a certificate, in form and content satisfactory to the Lender, which shall (i) set forth the various financial covenants and ratios which the Borrower and the Depository Institution Subsidiaries are required to comply with during the term of this Agreement, (ii) contain calculations reflecting whether or not the Borrower or each Depository Institution Subsidiary, as the case may be, is in compliance with each such financial covenant or ration requirement, (iii) contain a statement as to whether or not the Borrower is in default under the Loan Agreement or any of the other Loan Documents, and, if the Borrower is in default, such statement shall indicate the nature thereof as well as the steps which Borrower proposes to take in order to cure said default, and (iv) be certified to be true and correct by an authorized financial officer of the Borrower acceptable to the Lender.

(b)

Borrower shall provide as soon as practicable and in any event within ninety (90) days after the end of each fiscal year, year end audited financial statements of the Borrower (consisting of profit and loss statement, balance sheet , cash flow statement and report on changes in stockholders equity) consolidated with subsidiaries that are examined and reviewed by a certified public accountant selected by Borrower and acceptable to Lender, together with the unqualified opinion of such accountant.

(c)

Borrower shall provide on an annual basis and no later than ninety (90) days after the end of each fiscal year, copies of the Subsidiary’s external and/or internal loan review.

(d)

Promptly upon transmission thereof, Borrower shall provide copies of all such financial statement, proxy statements, notices, and reports as it shall send to its stockholders and of all registration statements (with exhibits) and all reports which it is or may be required to file with the Securities  and Exchange Commission or any governmental body or agency succeeding to the functions of such Commission.

(e)

Promptly upon Lender’s request, Borrower shall provide a copy of each other report submitted to the Borrower or any subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or any Subsidiary.

(f)

The Borrower and each Subsidiary shall punctually pay and discharge all taxes, assessments and other governmental charges or levies imposed upon it or upon its income or upon any of its property.

(g)

The Borrower and each Subsidiary shall comply in all material respects with all requirements of constitutions, statutes, rules, regulations, and orders and all orders and decrees of courts and arbitrators applicable to it or its properties.

(h)

The Borrower shall immediately notify the Lender of any change in management or the beneficial ownership of the Borrower’s stock by any officer, director or 25% or greater shareholder of the Borrower.

(i)

Upon Lender’s reasonable request, the Borrower will allow the Lender to inspect its Books, to perform a review of the loan portfolio of each Subsidiary as deemed necessary, and to review internal and external loan review reports.

(j)

Upon the Lender’s written request, the Borrower shall provide any financial information, and/or other information and/or documentation as reasonably requested by the Lender.

4.

Negative Covenants.  The Borrower agrees t6hat so long as the Note is outstanding or this Agreement is in effect:

(a)

Borrower’s Tier 1 Capital Leverage Ratio shall be greater than or equal to 4.00% and shall be measured daily but reported monthly.

(b)

Borrower’s Tier 1 Risk Based Capital Ratio shall be greater than or equal to 4.00% and shall be measured daily but reported monthly.

(c)

Subsidiary’s Tier 1 Capital Leverage Ratio shall be greater than or equal to 5.00% and shall be measured daily but reported monthly.

(d)

Subsidiary’s Tier 1 Risk Based Capital Ratio shall be greater than or equal to 6.00% and shall be measured daily but reported monthly.

(e)

Subsidiary’s Total Risk Based Capital Ratio shall be greater than or equal to 10.00% and shall be measured daily but reported monthly.

(f)

Subsidiary’s Non-Performing Assets (defined as loans 90+ days past due, loans in non-accural status and OREO) not to exceed 10.00% of gross loans plus OREO. This covenant shall be measured daily but reported monthly.

(g)

The Borrower will notify the Lender immediately of all significant changes in executive management.

(h)

No dividend shall be paid by the Borrower except to the three directors holding Series A preferred shares prior to the date of this Agreement.

(i)

The Borrower shall not, directly or indirectly, become a guarantor of any obligation of, or an endorser of, or otherwise assume or become liable upon any notes, obligations, or other indebtedness or any other Person (other than a Subsidiary) except in connection with the depositing of checks in the normal and ordinary course of business.

(j)

The Borrower shall not create, incur, assume or suffer to exist any indebtedness or Liabilities (other than this facility) for borrowed money, any indebtedness evidenced by notes, debentures or similar obligations or any conditional sales or title retention agreements or capitalized leases, which in any single case, or in aggregate, exceed Two Hundred Fifty Thousand and 00/100 Dollars ($250,000), without the prior written consent of the Lender.

(k)

The Borrower shall not permit any Subsidiary to issue, sell or otherwise dispose or part with control of any shares of any class of its stock (other than directors’ qualifying shares) except to the Borrower or a wholly-owned Subsidiary of the Borrower.

(l)

The Borrower shall not sell or otherwise dispose or part with control of any of the Stock or any other securities or indebtedness of any Subsidiary, and the Borrower shall not pledge or otherwise transfer or grant a security interest in any of the capital stock or other securities or of its Subsidiary.

(m)

The Borrower shall not outside the ordinary course of business, and shall not permit the Bank’s Subsidiary to, pledge any assets to any other Person without the prior written consent of the Lender.

(n)

The Borrower and Subsidiary must not be in a situation requiring a material formal enforcement action by its Regulators as it relates to the financial condition of the Borrower and/or the Subsidiary, except as provided in the January 2009 Written Agreement by and among Sun American Bancorp., Sun America Bank, Federal Reserve Bank of Atlanta and State of Florida Office of Financial Regulations as set forth in Docket Nos. 08-056-WA/RB-HC and 08-056-WA/RB-SM, and in the January 2009 Supplemental Agreement by and among Sun American Bank and State of Florida Office of Financial Regulations as set forth in OFR Administrative File No. 0583-Fl-11/08.

4.

Any and all curative periods referenced in Section 6 of the Loan Agreement are hereby replaced with a fifteen (15) day cure period from the date of Default regardless of whether notice is given or not. Further, Borrower shall immediately provide oral and written notification to Lender upon its learning of an event of Default.

5.

Any and all other terms of the Loan Agreement shall remain in full force and effect and remain otherwise unchanged;

6.

The Borrower hereby affirms, warrants and represents that all of the warranties and representations made in the Loan Agreement, and any other documents or instruments recited herein or executed in connection therewith or herewith, directly or indirectly, are true and correct as of the date hereof;

7.

Any and all capitalized terms contained herein this Modification not otherwise defined shall be given the meaning as defined in the Loan Agreement;

8.

This modification shall be governed by and construed in accordance with the laws of the State of Florida, without reference to conflict of laws principles;

9.

If any provision of this Modification operates or would prospectively operate to invalidate this Modification in whole or in part, then such provision only shall be void, as though not contained herein, and the remainder of this Modification shall remain operative in full force and effect; and

10.

This Modification may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Modification as of the day and year first above written.

LENDER:

SILVERTON BANK, N.A.

By:	/s/ TIMOTHY KOLETIC
Timothy Koletic, Senior Vice President

Witness:
Name:

Witness:
Name:

(Signatures continue on following page)

BORROWER

SUN AMERICAN BANCORP, a Delaware Corporation.

By:	/s/ ROBERT NICHOLS
	Robert Nichols, CFO	March 4, 2009

Witness:	/s/ MICHAEL GOLDEN
Name:	Michael Golden

Witness:	/s/ CAROLE JETT
Name:	Carole Jett

LOAN CLOSING STATEMENT

BORROWER:	SUN AMERICAN BANCORP, a Delaware Corporation

LENDER:	SILVERTON BANK, N.A.

SUBJECT:	$7,528,870.98 Modification Loan

EFFECTIVE DATE:	January 16, 2009

MODIFICATION LOAN AMOUNT	$7,528,870.98

LENDER’S FEES AND COSTS:

Lender’s Legal Fees and Costs (Langford, Myers & Orcutt, P.A.)	$ 2,500.00

TOTAL AMOUNT DUE FROM BORROWER:	$ 2,500.00

The above is a true, complete and correct statement of costs, charges and fees charged in connection with closing of the above-captioned loan and Lender is authorized to disburse same from the line of credit.

BORROWER:

SUN AMERICAN BANCORP, a Delaware Corporation.

By:	/s/ ROBERT NICHOLS
	Robert Nichols, CFO	March 4, 2009

LENDER:

SILVERTON BANK, N.A.

By:	/s/ TIMOTHY KOLETIC
Timothy Koletic, Senior Vice President